ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
GLOBALNETCARE, INC.

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

FIRST:	Amendment(s) adopted:	(indicate article number(s) being amended, added or deleted)

ARTICLE IV
SHARES

“4.1 Capital Stock

The capital stock of this corporation shall consist of 100,000,000 share of common stock, $0.001 par value, and 40,000,000 Class A Special Voting Shares, without par value.

4.2 Special Voting Shares - Rights and Restrictions

The Class A Special Voting Shares will have the following rights and restrictions:

(a)	Each holder of Class A Special Voting Shares will be entitled to exercise, at all meetings of the shareholders of the corporation, one vote for each Class A Special Voting Share held by such holder.
(b)	Holders of Class A Special Voting Shares shall have no rights to participate in any return of capital of the corporation on a liquidation or otherwise.
(c)	Class A Special Voting Shares carry no right to receive dividends."

SECOND:	If an amendment provides for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment not contained in the amendment itself are as follows:
N/A
THIRD:	The date of each amendment's adoption: August 1, 2000, to be effective September 11, 2000
FOURTH:	Adoption Amendment(s) (CHECK ONE)
[X]	The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) was/were sufficient for approval.
[ ]	The amendment(s) was/were approved by the shareholders through voting groups.

The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

"The number of votes cast for the amendment(s) was sufficient for approval by                " (voting group)

[ ]	The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.
[ ]	The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signed this 8th day of September, 2000

/s/ Patrick Power
Patrick Power
President/Secretary/Director